Exhibit 11

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 16, 2024

Perpetual Americas Funds Trust

1 Congress Street, Suite 3101

Boston, Massachusetts 02114

Re:

Barrow Hanley Emerging Markets ESG Opportunities Fund, Barrow Hanley Total Return Bond Fund, Barrow Hanley Credit Opportunities Fund, Barrow Hanley Floating Rate Fund, Barrow Hanley US Value Opportunities Fund, Barrow Hanley Emerging Markets Value Fund, and Barrow Hanley International Value Fund

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-14 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, by Perpetual Americas Funds Trust (the “Trust”), relating to the proposed acquisition by the Trust, on behalf of each of its newly created series identified in the first table below (each, an “Acquiring Fund”), of all of the assets of a corresponding Target Fund as identified in the first table below (each, a “Target Fund”), in exchange for shares of the corresponding class of the Acquiring Fund (as indicated in the second table below) (the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization, by and among the Trust, on behalf of each Acquiring Fund, and The Advisors’ Inner Circle Fund III, on behalf of each Target Fund (the “Plan of Reorganization”), in substantially the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement.

Target Fund (each a series of The Advisors’ Inner Circle Fund III)	Acquiring Fund (each a series of Perpetual Americas Funds Trust)

Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund	Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund

Barrow Hanley Total Return Bond Fund	Barrow Hanley Total Return Bond Fund

Barrow Hanley Credit Opportunities Fund	Barrow Hanley Credit Opportunities Fund

Barrow Hanley Floating Rate Fund	Barrow Hanley Floating Rate Fund

Barrow Hanley US Value Opportunities Fund	Barrow Hanley US Value Opportunities Fund

Barrow Hanley Emerging Markets Value Fund	Barrow Hanley Emerging Markets Value Fund

Barrow Hanley International Value Fund	Barrow Hanley International Value Fund

Perpetual Americas Funds Trust	May 16, 2024

Target Fund Share Classes	Corresponding Acquiring Fund Share Classes
Class I Shares	Institutional Class Shares

We have acted as counsel for the Trust since its organization. We are familiar with the actions taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee actions, its Second Amended and Restated Bylaws, and its Second Amended and Restated Agreement and Declaration of Trust on file at the office of the Secretary of The Commonwealth of Massachusetts. We have examined copies of the Registration Statement, in the form filed here with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion. This opinion is given with respect to Massachusetts law, which governs the organization of, and the issuance of shares by, the Trust and its series.

We assume that upon delivery of the Shares by the Trust, in accordance with the terms of the Plan of Reorganization, the Trust will receive the net asset value thereof.

We are of the opinion, with respect to each of the funds listed below (each, an “Acquiring Fund,” and together, the “Acquiring Funds”), that the Trust is authorized to issue an unlimited number of Shares of the Acquiring Funds:

•	Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund,

•	Barrow Hanley Total Return Bond Fund,

•	Barrow Hanley Credit Opportunities Fund,

•	Barrow Hanley Floating Rate Fund,

•	Barrow Hanley US Value Opportunities Fund,

•	Barrow Hanley Emerging Markets Value Fund, and

•	Barrow Hanley International Value Fund.

We are further of the opinion, with respect to each of the Acquiring Funds, that when the Shares are issued and sold in accordance with the Registration Statement, they will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Second Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking executed on behalf of the Trust by any Trustee, officer, employee or agent of the Trust. The Second Amended and Restated Agreement and Declaration of Trust provides for indemnification out of the property of a portfolio series of the Trust for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

Perpetual Americas Funds Trust	May 16, 2024

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Ropes & Gray LLP
Ropes & Gray LLP